Exhibit 99

                        Communications Systems Announces
                      First Quarter 2004 Operating Results.

Hector, MN ---- May 4, 2004--- Communications Systems, Inc. (AMEX: JCS) today reported net income of $724,000 or $0.09 per diluted share for the first quarter ended March 31, 2004 compared to net income of $723,000 or $0.09 per diluted share for the first quarter of 2003. First quarter 2004 revenues totaled $25,249,000 compared to revenues of $26,575,000 in the first quarter of 2003.

The company's Hector, MN based business unit, which manufactures and distributes telecommunications connection products and filtering devices for voice, data and video applications reported increased revenues and profits in the first quarter of 2004. First quarter 2004 revenues totaled $9,310,000 compared to $8,143,000 in the first quarter of 2003. Operating income in the first quarter of 2004 was $890,000 compared to $263,000 in the first quarter of 2003.

Media conversion and network switch segment revenues for first quarter 2004 remained strong with first quarter revenues of $12,227,000 compared to $12,381,000 in 2003. Operating income for the first quarter of 2004 for this business segment was $1,015,000 compared to $1,158,000 in 2003.

The company's United Kingdom based business unit reported improved results in the first quarter of 2004. Revenues in the first three months of 2004 were $2,742,000 compared to $1,574,000 in the same period of 2003. This segment also posted an operating profit of $18,000 in the first quarter of 2004 compared to an operating loss of $411,000 in 2003.

The company's education consulting segment continues to report declining revenues and operating income in 2004. First quarter 2004 revenues were $970,000 compared to $4,477,000 in the first quarter of 2003. This segment reported an operating loss in the first quarter of 2004 of $351,000 compared to operating income of $560,000 in the first quarter of 2003.

As previously announced, CSI's acquisition of Image Systems, Corp, which was approved by both boards of directors, was completed at the end of March 2004 following approval by Image Systems shareholders. This acquisition will provide synergy and will be reflected in the operations of the other business units. Revenues and operating results for Image Systems Corp. will be reflected in CSI consolidated results beginning the second quarter of 2004.

Jeffrey K. Berg, President and Chief Operating Officer, commented: "The achievement by both the Minnesota and U.K. based business units is significant to CSI's positive first quarter results. The increased revenue and profit is being generated in part by new customers and new products."

Curtis A. Sampson Chairman and Chief Executive Officer, said: "It is particularly encouraging to have our Minnesota based Suttle operation rebound as they have which is a real tribute to that management team. Five of our six business units are operating profitably. Unfortunately, the delays for the year 6 government technology funding (Federal E-Rate program) experienced by our education consulting segment has adversely affected CSI's revenue and profit for the first quarter of 2004. While we remain optimistic about the long-term outlook for this business segment, the second quarter will also be below plan. We will continue to invest and focus on expending our new growth segments while evaluating our portfolio to identify and pursue opportunities for higher growth and profitability."

About Communications Systems
----------------------------
Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world's leading supplier of media conversion technology, which permits networks to deploy fiber optic technology, while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

Cautionary Statement: From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words "believes," "expects," "anticipates," "intends" or similar expressions. For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: lower sales to RBOCs and other major customers; competitive products and technologies; our ability to successfully reduce operating expenses at certain business units; the general health of the telecom sector; profitability of recent acquisitions; delays in new product introductions; higher than expected expense related to new sales and marketing initiatives; availability of adequate supplies of raw materials and components; fuel prices; and other factors discuss from time to time in the Company's filings with the Securities and Exchange Commission.

           CSI CONSOLIDATED SUMMARY OF EARNINGS


                                                    Three Months Ended March 31
                                                 -------------------------------
                                                         2004            2003
                                                 ---------------  --------------
Sales                                             $   25,249,164   $  26,575,150
Gross Margin                                           7,936,793       7,405,789
Operating Income                                       1,120,912       1,183,898
Income Before Income Taxes                             1,154,417       1,173,071
Income Taxes                                             430,000         450,000
Net Income                                               724,417         723,071
Basic Net Income Per Share                        $          .09   $         .09
Diluted Net Income Per Share                      $          .09   $         .09

Average Shares Outstanding:
  Average Common Shares Outstanding                    8,219,410       8,160,931
  Dilutive Effect of Stock Options Outstanding            52,593          10,937
                                                 ---------------  --------------
                                                       8,272,003       8,171,868
                                                 ===============  ==============